Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT, BOEING ANNOUNCE ORDER FOR 30 737 MAX 8s

LE BOURGET, FRANCE – June 19, 2013 — CIT Group Inc. (NYSE: CIT) and Boeing (NYSE: BA) today announced from the 50th Paris Air Show that CIT Aerospace has placed an order for 30 737 MAX 8s. The order is comprised of 10 new incremental aircraft and conversions of 20 existing Next-Generation 737 orders.

“The addition of these Boeing 737 MAX 8s ensures that CIT Aerospace maintains one of the youngest and most fuel efficient fleets,” said C. Jeffrey Knittel, President of CIT Transportation Finance. “As a leading aircraft lessor, we continually strive to provide our customers with the most technologically advanced aircraft. The Boeing MAX provides the fuel burn improvement and lower seat mile cost that our customers demand to run their airlines with optimal efficiency.”

The 737 MAX brings the most advanced engine technologies to the world's best-selling airplane, building on the strengths of today's Next-Generation 737.The 737 MAX incorporates the latest-technology CFM International LEAP-1B engines to deliver the highest efficiency, reliability and passenger comfort in the single-aisle market. According to Boeing calculations, airlines operating the 737 MAX will see a 13 percent fuel-use improvement over today's most fuel-efficient single-aisle airplanes and an 8 percent operating cost per seat advantage over tomorrow's competition.

"CIT is one of the leading lessors in the industry and this order demonstrates its confidence in the capabilities of the 737 MAX," said Boeing Commercial Airplanes President and CEO Ray Conner. "The CIT leadership

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team recognizes the value the 737 MAX offers for its airline customers. The 737 MAX is on the leading edge of passenger comfort, fuel efficiency and reliability."

As of March 31, 2013, CIT owned or financed a fleet of approximately 350 commercial aircraft, including operating lease and financing agreements in place for 128 Boeing aircraft. With this new order, the company now has a total order book of 164 aircraft including Next-Generation 737s and 787 Dreamliners.

EDITOR’S NOTE:

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About CIT Aerospace

CIT Aerospace provides financing solutions to a broad spectrum of the global aerospace value chain ranging from operators of commercial and business aircraft to manufacturers and suppliers in the aerospace and defense industries as well as financial institutions.  cit.com/aerospace

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $35 billion in financing and leasing assets. It provides financing and leasing capital and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and vendor finance. CIT also operates CIT Bank (Member FDIC), its primary bank subsidiary, which, through its online bank BankOnCIT.com, offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

About Boeing Commercial Airplanes

Boeing Commercial Airplanes, a business unit of The Boeing Company, is committed to being the leader in commercial aviation by offering airplanes and services that deliver superior design, efficiency and value to customers around the world. There are more than 12,100 Boeing commercial jetliners in service,

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flying passengers and freight more efficiently than competing models in the market.

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Contact:

CIT MEDIA RELATIONS:
CIT - Paris
Abby Cohn, 917-733-2652
Vice President
abby.cohn@cit.com
CIT – USA
C. Curtis Ritter, 973-740-5390
Director of Corporate Communications
curt.ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause, 212-771-9650
Executive Vice President
ken.brause@cit.com

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